                                                                    Exhibit 12.1

                          CDRJ INVESTMENTS (LuX) S.A.
             Predecessor to JAFRA WORLDWIDE HOLDINGS (LUX) S.A.R.L.
        Statement Re: Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                    Predecessor to
                                         CDRJ
                                     Investments      CDRJ Investments (Lux) S.A. (Predecessor to Jafra Worldwide
                                      (Lux) S.A.                        Holdings (Lux) S.A.R.L.)
                                    --------------   --------------------------------------------------------------
                                                                                                        3 Months
                                       4 Months      6 Months                                            Ended
                                        Ended          Ended         Years Ended December 31,          March 31,
                                    --------------   ---------   ---------------------------------   --------------
                                       4/30/98        12/31/98    1999     2000     2001     2002     2002    2003
----------------------------------  --------------   ---------   ------   ------   ------   ------   ------   -----
Earnings:
  Net income (Loss)(a)............      $ 4.1          $(8.0)    $ 4.6    $ 6.3    $15.8    $19.0    $10.1    $2.5
  Add:
     Income Taxes.................        2.9            1.8      10.9      9.9     17.4     16.3      3.2     3.8
     Interest Expense(b)..........       (0.1)          11.5      16.9     15.7     13.3     11.4      2.9     2.6
     Portion of Rents
       Representative of Interest
       Factor.....................        0.3            0.7       1.2      2.0      1.2      1.3      0.3     0.3
                                        -----          -----     -----    -----    -----    -----    -----    ----
                                        $ 7.2          $ 6.0     $33.6    $33.9    $47.7    $48.0    $16.5    $9.2
Fixed Charges:
  Interest Expense(b).............      $(0.1)         $11.5     $16.9    $15.7    $13.3    $11.4    $ 2.9    $2.6
  Portion of Rents Representative
     of Interest Factor...........        0.3            0.7       1.2      2.0      1.2      1.3      0.3     0.3
                                        -----          -----     -----    -----    -----    -----    -----    ----
                                        $ 0.2          $12.2     $18.1    $17.7    $14.5    $12.7    $3.2     $2.9
Ratio of Earnings to Fixed
     Charges.....................        36.0            0.5       1.9      1.9      3.3      3.8      5.2     3.2

(a) Before cumulative effect of accounting change

(b) Includes amortization of deferred financing fees